Exhibit 99.1

501 Fairmount Ave, Suite 200 Towson, Maryland 21286 Telephone 410.823.4510 Email info@hamilton-bank.com Web www.hamilton-bank.com

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
 410-823-4510
MEDIA CONTACT:
Lauren Lawder
Director of Marketing
Hamilton Bank 410-616-1996
llawder@hamilton-bank.com
Hamilton Bancorp, Inc. Reports Increased Earnings and Revenue Growth For the
 Second Quarter of Fiscal 2018

TOWSON, Md. (October 31, 2017)—Hamilton Bancorp, Inc. (the "Company") (NASDAQ: HBK), the parent company of Hamilton Bank (the "Bank"), today announced its operating results for the three and six-month periods ending September 30, 2017 with the following highlights:

Quarterly Highlights – Quarter Ending September 30, 2017 vs. September 30, 2016

•	Net income increased 27.2 percent to $411 thousand or $0.13 per common share compared to $323 thousand or $0.10 per common share for the 2016 period.

•	Net interest margin increased 13 basis points to 3.09 percent compared to 2.96 percent for the fiscal 2017 period.

•	Return on equity for the quarter improved to 2.7 percent compared to 2.1 percent for the comparable period; a 28.2 percent improvement.

•
Gross loans grew to $368.2 million during the quarter, up $14.5 million, or 4.1 percent, compared to $353.7 million at June 30, 2017.  Growth in loans was largely attributable to the purchase of a consumer loan portfolio in August 2017.

•	Annualized net charge-offs to average loans remained low at 0.01 percent as $21 thousand in charge-offs were partially offset by $14 thousand in recoveries for the current quarter.

•
The allowance for loan losses as a percentage of nonperforming loans declined from 94.5 percent to 41.9 percent due to one commercial real estate loan being placed on nonaccrual during the quarter. Based upon the value of the underlying collateral, there is no impairment currently associated with this loan.

Year-To-Date Highlights – Six Month Period Ended September 30, 2017

•
Net income improved to $803 thousand or $0.25 per common share compared to a loss of $12 thousand for the comparable period a year ago. The prior year period included $688 thousand in acquisition and branch consolidation related expenses.

•	Net interest income increased to $7.2 million, up $555 thousand, or 8.3 percent, from $6.6 million.

•
Efficiency ratio (as defined in the attached table) improved from 96.7 percent to 82.0 percent due to efficiencies of scale and the effects of certain costs related to the acquisition of Fraternity during the prior year period.

•	Net interest margin increased 13 basis points to 3.07 percent from 2.94 percent.

•	Total assets remained relatively unchanged, declining from $514.5 million to $514.0 million.

•	Gross loans grew $29.3 million to $368.2 million from $338.9 million at March 31, 2017. The growth in loans is associated with the purchase of two separate loan pools, as well as organic growth.

•
Total deposits decreased $18.7 million from $412.9 million to $394.2 million, while borrowings increased $16.8 million from $36.1 million to $52.9 million. Core deposits (consisting of all deposits except certificates of deposits) declined $6.7 million to $157.7 million. Core deposits represent 40.1 percent of total deposits at September 30, 2017 compared to 35.6 percent a year before.

President and CEO, Robert DeAlmeida stated, "The second quarter resulted in improved earnings, higher interest margin, increased loan growth and significantly lower charge-offs.  Hamilton Bancorp, Inc. remains steadfast in its drive to improve efficiencies, integrate technology and grow core assets."

Balance Sheet

Total assets declined slightly by $550 thousand during the first half of the fiscal year to $514.0 million at September 30, 2017, compared to $514.5 million at March 31, 2017. The Bank continued to see growth within the loan portfolio over this period, offset by declines in cash and cash equivalents, investments, and deposits.

Cash and cash equivalents at September 30, 2017 are $10.7 million compared to $29.4 million at March 31, 2017. The decline from March 31, 2017 is a result of $15.4 million in cash and investments used to purchase a pool of commercial loans in June 2017; thereby converting lower interest-earning cash and investments into higher interest-earning loans. In addition, the cash and proceeds from investments were utilized to provide the necessary means to assist with the decrease in our deposit base. Investments declined $11.4 million from $102.4 million at March 31, 2017 to $91.0 million at September 30, 2017. The cash flows from investments during the quarter were a result of normal principal payments associated with the mortgage-backed security portfolio, as well as the sale of $4.2 million in securities during the current quarter. The sale of those securities resulted in a gain of $10 thousand. Excluding funds needed for operations, management intends to utilize any excess cash for future loan growth.

Total gross loans grew $29.3 million, or 8.6 percent, to $368.2 million at September 30, 2017 from $339.0 million at March 31, 2017. This growth was in large part due to two separate loan pool purchases. The first loan purchase was a $15.4 million pool of commercial loans that were acquired at the end of the quarter ended June 30, 2017. The second loan purchase was an $18.4 million pool of consumer loans acquired during the most recent quarter. The first pool of loans was purchased with cash and investment proceeds, while the second loan purchase was funded primarily through borrowings. Strong commercial real estate and residential construction loan demand continued to offset run-off from our one-to four-family residential loan portfolio. Growth in consumer and commercial business loans resulted in the largest increases in loans. Consumer loans increased $17.9 million to $21.1 million at September 30, 2017 from $3.2 million at March 31, 2017, while commercial business loans increased $14.4 million, or 67.1 percent, to $36.0 million from $21.5 million over the same period. As noted earlier, these increases are in large part due to the purchases of a pool of consumer and pool of commercial loans. Management is continuing to look at opportunities to diversify our loan portfolio.

Total deposits decreased $18.7 million over the first half of fiscal 2018 to $394.2 million at September 30, 2017 compared to $412.9 million at March 31, 2017. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposit to support continued loan growth. Core deposits at September 30, 2017 were $157.7 million compared to $164.4 million at March 31, 2017, a decrease of $6.7 million, or 4.1 percent. On a year-over-year basis, core deposits have increased $7.7 million and represent 40.0 percent of total deposits at September 30, 2017 compared to 35.5 percent of deposits at September 30, 2016. The Bank is currently running deposit promotions to attract new customers in a competitive deposit market.

Borrowings during the recent quarter ending September 30, 2017 increased $16.9 million to $52.9 million compared to $36.0 million at June 30, 2017. The increase is primarily due to funding the consumer loan purchase during the same quarter utilizing Federal Home Loan Bank advances. Management believes the loan purchase was a means to continue to grow and diversify our loan portfolio, as well as enhance our net interest income.

Credit Quality

Asset quality is strong and remains a core management objective. Annualized net charge-offs to average loans was almost at zero percent for the six-month period ending September 30, 2017, compared to 0.92 percent for fiscal 2017 and 0.02 percent for the comparable period ending September 30, 2016. The Company, over the first six months of fiscal 2018, experienced net charge-offs totaling $4 thousand. Non-performing loans increased $3.6 million at September 20, 2017 to $5.9 million from $2.3 million at March 31, 2017. The increase in non-performing loans at September 30, 2017 resulted from one commercial real estate relationship that was placed on nonaccrual during the current quarter with a book value of $3.2 million. There was no impairment identified with this loan when placed on nonaccrual based upon the current collateral value of the property. The property is currently listed for sale by the borrower. Due to this loan, the percentage of nonperforming loans to gross loans increased from 0.69 percent at March 31, 2017 to 1.60 percent at September 30, 2017. The allowance for loan losses as a percentage of nonperforming loans also declined to 41.9 percent at September 30, 2017 compared to 94.5 percent at March 31, 2017.

Income Statement

Net income for the quarter ending September 30, 2017 was $411 thousand, or $0.13 per common share, compared to net income of $323 thousand, or $0.10 per common share for the quarter ending September 30, 2016; an increase of $88 thousand quarter-over quarter.  The increase in net income was driven by an increase in net interest income associated with growth in loans and a slight decrease in operating expenses, partially offset by additional loan loss provisions relating to the same loan growth.

Net interest income for the quarter ending September 30, 2017 was $3.6 million, up $55 thousand or 1.7 percent compared to $3.5 million for the quarter ending September 30, 2016, reflecting the continued growth in our loan portfolio from loan purchases and organic growth. The increase reflected a $136 thousand, or 3.2 percent, increase in interest revenue as average loans and investments grew 7.7 percent, or $32.4 million. The growth in loans stemmed from organic growth and the purchase of two specific loan portfolios, while the growth in investments was derived by investing excess cash. Partially offsetting the increase in interest income was an increase of $77 thousand, or 10.3 percent, in interest expense over that same period despite average interest-bearing liabilities decreasing $15.6 million. The decrease in average interest-bearing liabilities was in large part due to a $30.1 million decrease in lower costing average deposits, partially offset by a $14.5 million increase in higher costing average borrowings. The increase in average borrowings was to fund loan purchases and drove the increase in interest expense. The net interest margin for the three months ending September 30, 2017 increased 13 basis points to 3.09 percent, compared to 2.96 percent for the three months ending September 30, 2016.

Non-interest revenue for the quarter ending September 30, 2017 was $294 thousand compared to $282 thousand for the comparable period last year. Non-interest revenue for the current quarter was slightly higher compared to a year ago due to the collection of certain loan fees and a $10 thousand gain on sale of investment securities. The Bank did not recognize any gain on sale of mortgages for the quarter ending September 30, 2017 compared to $10 thousand for the same period a year ago. The Company is holding in portfolio most of our residential loan originations to partially offset the increased run-off associated with this loan type.  Service charges of $119 thousand were comparable to $120 thousand for the same quarter a year ago. We are currently reviewing and evaluating our retail fee structure to be more in-line with the market.

Non-interest expense for the quarter ended September 30, 2017 was $3.2 million, down $34 thousand from the quarter ended September 30, 2016.  We have been able to slightly decrease our operating expenses while managing a growing loan portfolio and revenue base. This is reflected in the improvement in our efficiency ratio from 84.8 percent for the three months ended September 30, 2016 to 82.4 percent for the three months ended September 30, 2017.

From an operational standpoint, salary and benefit expenses for the second quarter of fiscal 2018 increased $157 thousand compared to the same quarter a year ago because of strategic new hires focused on branch efficiency and new products. The Company also recognized higher legal expenses over these same periods due to costs associated certain loan purchases, branch closings and relocations, and other administrative matters. These increases were offset by decreases in other expenses largely composed of advertising, professional services and deposit insurance premiums. Management remains committed to reducing operational expenses and achieving higher efficiencies.

For the six months ending September 30, 2017, the Company reported net income of $803 thousand, or $0.25 per common share compared to a net loss of $12,000 for the same period a year ago. Net interest income over the same periods increased $555 thousand to $7.2 million compared to $6.6 million, respectively, because of a growing loan portfolio. Non-interest expenses for the first half of fiscal 2018 were $6.4 million compared to $7.0 million for the same period in fiscal 2017; a decline of $590 thousand or 8.5 percent. The prior year period included $635 thousand in one-time merger and branch consolidation related expenses associated with the acquisition of Fraternity Community Bancshares in May 2016.

Capital

Shareholders' equity at September 20, 2017 is $61.2 million compared to $59.8 million at March 31, 2017, an increase of $1.4 million. This increase is primarily attributable to net income realized to date and the improvement in unrealized losses associated with the investment portfolio. Average shareholders' equity to average assets was 11.9 percent for the six-month period ending September 30, 2017. This is down slightly from 12.4 percent a year ago due to an increase in average assets associated with growth from both organic loans and loan purchases.  All of the Bank's regulatory capital ratios continue to exceed levels required to be categorized as "well capitalized." Outstanding shares at September 30, 2017 were 3,411,075, unchanged from March 31, 2017.

Further Information

Management believes that non-GAAP financial measures, including tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Please direct all media inquiries to Lauren Lawder at 410-616-1996 or by email at llawder@hamilton-bank.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

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About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $514.0 million in assets and $61.2 million in regulatory capital. The bank has 75 full-time employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended September 30,		Six months ended September 30,
Statement of Operation Data:	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest revenue	$4,439	$4,303	$8,827	$8,054
Interest expense	828	751	1,623	1,405
Net interest income	3,611	3,552	7,204	6,649
Provision for loan losses	120	50	280	260
Net interest income after provision for loan loss	3,491	3,502	6,924	6,389
Noninterest revenue	294	282	561	552
Noninterest expenses	3,217	3,250	6,370	6,960
Income (loss) before income taxes	568	534	1,115	(19)
Income tax expense (benefit)	157	211	312	(7)
Net income (loss) available to common shareholders	$411	$323	$803	$(12)

Per Share Data and Shares Outstanding:
Net income (loss) per common share, basic and diluted	$0.13	$0.10	$0.25	$(0.00)
Book value per common share at period end	$17.93	$18.10	$17.93	$18.10
Tangible book value per common share at period end (6)	$15.23	$15.34	$15.23	$15.34
Average common shares outstanding (1)	3,188,895	3,176,654	3,188,895	3,176,654
Shares outstanding at period end	3,411,075	3,413,646	3,411,075	3,413,646

Selected Performance Ratios:
Return on average assets	0.32%	0.25%	0.31%	0.00%
Return on average equity	2.68%	2.09%	2.64%	-0.04%
Net interest margin (2)	3.09%	2.96%	3.07%	2.94%
Efficiency ratio (3)	82.38%	84.77%	82.03%	96.65%

Average assets	$511,707	$521,323	$512,979	$490,895
Average shareholders' equity	$61,289	$61,955	$60,900	$61,021

Financial Condition Data:	September 30, 2017	March 31, 2017	September 30, 2016
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$513,980	$514,530	$517,180
Cash and cash equivalents	10,655	29,354	45,745
Investment securities, available for sale	91,040	102,429	95,741
Loans receivable - gross (excluding loans held for sale)	368,230	338,933	328,735
Allowance for loan losses	(2,471)	(2,195)	(1,942)
Bank-owned life insurance	18,500	18,253	18,007
Other assets	28,026	27,756	30,894
Total deposits	394,156	412,856	422,307
Borrowings	52,857	36,125	26,341
Other liabilities	5,790	5,758	6,729
Total shareholders' equity	61,177	59,791	61,803

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	61,177	59,791	61,803
Goodwill and other intangible assets, net	(9,240)	(9,303)	(9,425)
Tangible shareholders' equity	51,937	50,488	52,378

Asset Quality Ratios:
Nonperforming loans to gross loans (4)	1.60%	0.69%	1.21%
Allowance for loan losses to gross loans	0.67%	0.65%	0.59%
Allowance for loan losses to nonperforming loans	41.92%	94.49%	48.62%
Nonperforming assets to total assets (5)	1.24%	0.55%	0.86%
Net charge-offs (annualized) to average loans	0.00%	0.92%	0.01%

Capital Ratios: (Bank Only)
Leverage ratio	8.38%	8.28%	7.65%
Common equity tier I risk-based capital ratio	11.32%	12.13%	11.71%
Tier I risk-based capital ratio	11.32%	12.13%	11.71%
Total risk-based capital ratio	12.01%	12.81%	12.31%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.